Exhibit 99.2

FOR IMMEDIATE RELEASE

OMEGA HEALTHCARE ANNOUNCES CLOSINGS OF $200 MILLION OF 7%
SENIOR NOTES AND $125 MILLION CREDIT FACILITY

Timonium, Maryland (March 22, 2004).  Omega Healthcare Investors, Inc. (NYSE:OHI) announced that earlier today it closed on its previously announced private offering of $200 million aggregate principal amount of 7% senior notes due 2014 (the “Notes”) and $125 million revolving senior secured credit facility (the “New Credit Facility”).

Omega has used proceeds from the Notes offering to repay borrowings under Omega's previous senior secured credit facility maturing in 2007, with the remainder to be used for working capital and general corporate purposes, which may include the redemption of shares of Omega's 9.25% Series A preferred stock.

The New Credit Facility is being provided by Bank of America, N.A., Deutsche Bank AG, UBS Loan Finance, LLC and GE Healthcare Financial Services and will be used for acquisitions and general corporate purposes. Banc of America Securities LLC served as the Sole Lead Arranger / Sole Bookrunner and Bank of America, N.A. serves as the Administrative Agent for the New Credit Facility.

The New Credit Facility and Notes offering replace Omega's previous $225 million senior secured credit facility and $50 million acquisition credit facility, which have been terminated. As previously announced, Omega expects to record expenses of approximately $12.4 million in connection with the completion of these transactions, of which $6.4 million would consist of non-cash charges relating to deferred financing costs previously paid in connection with the establishment of the previous credit facilities that must be written off upon termination of the facilities.

The Notes are unsecured senior obligations of Omega, which have been guaranteed by Omega's subsidiaries.  The Notes were issued in a private placement contemplating resales in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Act”).  The Notes have not been registered under the Act. Accordingly, the Notes may not be offered or sold in the U.S. or to U.S. persons absent registration or an applicable exemption from registration under the Act and applicable state securities laws.  This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

Omega is a Real Estate Investment Trust investing in and providing financing to the long-term care industry. At December 31, 2003, Omega owned or held mortgages on 211 skilled nursing and assisted living facilities with approximately 21,500 beds located in 28 states and operated by 39 third-party healthcare operating companies.

This announcement includes forward-looking statements. All forward-looking statements included herein are based on information available to the Company on the date hereof. Actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of the Company's properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector, including without limitation, changes in Medicare reimbursement; (iii) changes in the financial position of the Company's operators; and (iv) other factors identified in Omega's Annual Report on Form 10-K and other  filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such statements only speak as of the date hereof and the Company assumes no obligation to update such forward-looking statements.

CONTACT: Omega Healthcare Investors, Inc.

Bob Stephenson, CFO, 410-427-1700

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